Exhibit 10.7

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

March [•], 2024

Glencore plc

Baarermattstrasse 3

Baar, CH-6340

Switzerland

Email: [•]

Glencore Ltd.

330 Madison Ave.

New York, NY 10017

Email: [•]

Glencore Canada Corporation

100 King Street West, Suite 6900

Toronto, ON, M5X 1E3

Email: [•]

Re:	Governance Letter Agreement (the “Agreement”)

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Li-Cycle Holdings Corp. (the “Company”), Glencore Ltd. (“Glencore Intermediate”) and Glencore Canada Corporation (“Glencore Canada”). As a condition and inducement to each of Glencore Intermediate, Glencore Canada and the Company consummating the transactions contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Glencore Canada, Glencore Intermediate and Glencore plc (“Glencore Parent”) hereby agree as follows. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. As used in this Agreement, Glencore Parent, Glencore Intermediate and Glencore Canada, together with their respective Affiliates, are referred to as “Glencore”.

1.	Glencore Director Nomination Rights:

a.

Subject to (x) this Section 1(a), Section 1(h) and Section 1(j) below, (y) Applicable Law (including, for the avoidance of doubt, the director eligibility requirements of the Business Corporations Act (Ontario), the SEC, the Ontario Securities Commission and any Eligible Market on which Common Shares trade, in each case, as they exist from time to time and to the extent applicable to the Company), and (z) the occurrence of the Closing, Glencore Canada shall be entitled to designate up to three (3) nominees for election or appointment to the Board of Directors (the “Glencore Nominees”), inclusive of Glencore Intermediate’s existing Glencore Nominee (the “Existing Glencore Nominee” with the Glencore Nominees other than the Existing Glencore Nominee being referred to herein as the “Incremental Glencore Nominees”), by giving written notice to the Company (that includes the name of each Incremental Glencore Nominee and a statement as to whether such nominee is a Glencore Related Party (as defined below)) not later than thirty (30) days prior to the anticipated mailing date of the proxy statement on Schedule 14A, management information circular or equivalent proxy material for use at a meeting of the shareholders of the Company called for the purpose of electing directors to the Board of Directors and, in the case of the first Incremental Glencore Nominee to be so elected, not later than thirty (30) days prior to the anticipated mailing date of the proxy statement on Schedule 14A, management information circular or equivalent proxy material for use at the Company’s annual general meeting of shareholders to be held in calendar year 2024, and, in the case of the second Incremental Glencore Nominee to be so elected, the earlier of as promptly as practicable following a vacancy being created on the Board of Directors after the Closing (with the parties using their respective reasonable best efforts to fill such vacancy as promptly as practicable) and at least thirty (30) days prior to the anticipated mailing date of the proxy statement on Schedule 14A, management information circular or equivalent proxy material for use at the Company’s annual general meeting of shareholders to be held in calendar year 2025, in each case, where such notice of designation is required to be delivered prior to the anticipated mailing date of proxy material for use at a meeting of the shareholders of the Company called for the purpose of electing directors to the Board of Directors, after receiving notice of the anticipated date for the applicable meeting (such notice to be provided by the Company to Glencore Canada at least ninety (90) days prior to the anticipated date for the applicable meeting); provided that, the identity of the second Incremental Glencore Nominee and any successor thereof shall be mutually agreed in writing by Glencore Canada and the Company prior to the delivery of such notice of designation; provided, further, nothing herein shall be construed to prevent the Company from changing the date of a meeting of the shareholders of the Company called for the purpose of electing directors to the Board of Directors to a later date or otherwise adjourning or postponing such meeting; provided, still further, upon such designations, subject to the satisfaction of the requirements set out in Section 1 of this Agreement, the Incremental Glencore Nominee(s), as applicable, shall be included in the Board of Directors’ slate of nominees to be recommended to the shareholders of the Company for the election of directors at the next annual general meeting of shareholders; provided, still further, at any given time, no more than one Glencore Director, in total, shall (i) fail to be independent within the meaning of Applicable Independence Requirements (as defined below) or (ii) be a Glencore Related Party (as defined below) (such one Glencore Director, the “Non-Independent Glencore Director”); and provided, still further, that (A) each Glencore Nominee has: (I) provided the Company with such Glencore Nominee’s written consent to a customary background check, which consent shall be provided promptly after such Glencore Nominee is proposed, (II) provided the Company with a completed director questionnaire (in the form to be provided by the Company within three (3) Business Days after such Glencore Nominee has been identified in writing to the Company) and such other information as may be reasonably requested by the Company’s Board of Directors (with such form of questionnaire provided by the Company and such other information requested by the Company’s Board of Directors to be that which is customarily used or requested by the Company), (III) upon request by the Company, completed a reasonably satisfactory interview with the Company’s Nominating and Governance Committee (or similarly designated committee or subcommittee), and (IV) provided the Company with such Glencore Nominee’s written consent to be named in such proxy statement on Schedule 14A, management information circular or equivalent proxy material, (B) the Company’s Nominating and Governance Committee determines such Glencore Nominee satisfies the Company’s then-applicable director nominee requirements (other than diversity, equity and inclusion principles set forth therein), and (C) Glencore shall use its commercially reasonable efforts to select Glencore Nominees who satisfy the Company’s diversity, equity and inclusion principles in effect from time to time, including in light of the then-existing composition of the Board of Directors at any such time, but such obligation shall not limit Glencore Canada’s choice of Glencore Nominee ultimately or require Glencore to remove any Glencore Director or cause any Glencore Director to resign, in any such case, in order for the Company to comply with such diversity, equity and inclusion principles if it is otherwise deficient. If Glencore Canada fails to give notice of any Glencore Nominee as provided above, such Glencore Nominee(s) shall be deemed to be the incumbent Glencore Nominee-director(s) then-serving on the Company’s Board of Directors. In the event that the Company’s Nominating and Governance Committee determines in its sole discretion that any Glencore Nominee is not reasonably acceptable, including, for the avoidance of doubt, as a result of the findings of the background check required pursuant to this Section 1(a)(A)(I) or the failure to satisfy the Company’s director nominee requirements referenced above, Glencore Canada may propose a new nominee, subject to the approval process described above, until a Glencore Nominee is approved in accordance with this Section 1(a) and Section 1(b) below. For the avoidance of doubt and subject to the foregoing, with respect to the initial designation of the Incremental Glencore Nominees following the Closing Date, in the event and only to the extent any vacancies exist on the Company’s Board of Directors, Glencore Canada shall be entitled to provide written notice to the Company at any time following the Closing Date designating one or more Incremental Glencore Nominees to fill such vacancy to the extent it has not yet seated any Glencore Directors pursuant to its nomination rights under this Section 1(a); provided, however, that the Company shall not be required to cause the resignation of any currently-serving director in between annual meetings of shareholders of the Company in order to seat any Glencore Nominee nor shall Glencore have any right to designate which currently-serving director might resign in order to seat a Glencore Nominee (it being understood that any such decision to resign shall be left to each director’s sole discretion). As used in this Section 1(a), the term “Glencore Related Party” shall mean (a) any employee or officer of Glencore Parent or its subsidiaries within the last twelve months or (b) any current executive officer of a company that has made payments, or received payments, from Glencore Parent or its subsidiaries in an amount, which in the last completed fiscal year of such other company, exceeded the greater of U.S. $1 million or 2% of such other company’s consolidated gross revenues, in each case, as determined in good faith by Glencore Canada.

b.

For so long as Glencore Canada has the right to designate nominees to the Company’s Board of Directors, the size of the Company’s Board of Directors shall not exceed 9 directors absent written agreement between Glencore Canada and the Company. Glencore Canada shall use its commercially reasonable efforts to cooperate with the Company as necessary to ensure that the nomination of the Incremental Glencore Nominees will promote compliance with the Company’s director criteria and permit the Company to comply with applicable independence requirements of Ontario securities laws, the SEC and any Eligible Market on which Common Shares trade, in each case, as they exist from time to time and to the extent applicable to the Company (the “Applicable Independence Requirements”) and the Board shall have no obligation to nominate or appoint any Incremental Glencore Nominee to the extent that the Company would not be in compliance with any of the foregoing applicable independence requirements (for the avoidance of doubt, the Existing Glencore Nominee and any designated replacement of the Existing Glencore Nominee is not required to meet the Applicable Independence Requirements at any time). Each of the Board and the Company’s Nominating and Governance Committee shall have discretion to determine whether an Incremental Glencore Nominee meets the Applicable Independence Requirements at any time and from time to time; provided that it is the intention of the Company and Glencore that the Applicable Independence Requirements are applied to any Incremental Glencore Nominee in the same manner as any other nominee to the Board. Should any Glencore Director other than the Existing Glencore Nominee or any designated replacement of the Existing Glencore Nominee be determined at any time not to be independent such that the Company would violate any of the Applicable Independence Requirements, Glencore Canada shall cause such Glencore Director to promptly tender his or her resignation to the Board of Directors and may propose a new nominee, subject to the approval process described above, until a Glencore Nominee is approved in accordance with Section 1(a) above and this Section 1(b).

c.

Following a determination by the Company’s Nominating and Governance Committee that a Glencore Nominee satisfies the Company’s director nominee requirements and the Applicable Independence Requirements (to the extent applicable to such Glencore Nominee), the Company shall ensure that: (i) in the case of a vacancy on the Company’s Board of Directors, such Glencore Nominee is appointed to fill the vacancy until the Company’s next meeting of shareholders of the Company called for the purposes of electing directors, (ii) at any meeting of shareholders of the Company called for the purpose of electing directors, such Glencore Nominee is included in the Board of Directors’ slate of nominees to the shareholders of the Company for each election of directors and recommended by the Board of Directors at any such meeting; (iii) such Glencore Nominee is included in the applicable proxy statement on Schedule 14A, management information circular or equivalent proxy material prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors, subject to such Glencore Nominee other than the Existing Glencore Nominee or any designated replacement of the Existing Glencore Nominee continuing to meet the Applicable Independence Requirements as discussed in Section 1(b) above; and (iv) the Company uses the same level of efforts to solicit proxies or consents in favor of such Glencore Nominee as is expended for the other director nominees of the Company with respect to the applicable meeting of shareholders or consent solicitation.

d.

If a vacancy occurs because of the death, disability, disqualification, resignation or removal of any Glencore Director or for any other reason that results in a vacancy in a board seat formerly occupied by a Glencore Director, and at such time, Glencore Canada’s right to designate a Glencore Nominee has not ended pursuant to Section 1(h) or Section 1(j) then Glencore Canada shall be entitled to designate such person’s successor, and the Company shall take all necessary actions within its control, in accordance with and subject to the process set forth in Section 1(a) and Section 1(b), such that such vacancy shall be filled with such successor Glencore Nominee, it being understood that (i) any such successor designee shall serve the remainder of the term of the director whom such designee replaces, and (ii) the identity of any successor to the second Incremental Glencore Nominee shall be mutually agreed in writing by Glencore Canada and the Company prior to the delivery of such notice of designation. For purposes of this Agreement, the “Glencore Director” means any individual elected to the Board of Directors that has been nominated by Glencore Canada pursuant to this Agreement.

e.

If at any time Glencore Canada ceases to have the right to designate a Glencore Nominee, then within ten (10) days thereafter, if so requested by the Company, Glencore Canada shall cause any Glencore Director to tender his or her resignation to the Board of Directors for the Board of Directors’ consideration.

f.

Subject to Applicable Law (including, for the avoidance of doubt, Applicable Independence Requirements and applicable financial literacy requirements under Ontario securities laws) and Section 1(b) above and notwithstanding Glencore Canada’s rights to nominate Glencore Nominees and seat Glencore Directors on the Board of Directors, the composition of each committee of the Board of Directors shall be determined by the Company’s Nominating and Governance Committee consistent with customary public company practices, it being understood that Glencore Directors shall not have greater than proportionate representation on any particular committee. For the avoidance of doubt, each Glencore Director other than the Non-Independent Glencore Director shall be eligible for appointment to each committee of the Board of Directors, subject to the recommendation of the Company’s Nominating and Governance Committee based on the satisfaction of such Glencore Directors of the same requirements for appointment to any such committee as are applicable to the other members of the Board of Directors, Applicable Independence Requirements and other applicable laws.

g.

Each Glencore Director shall be entitled to any retainer, equity compensation or other fees or compensation paid to the other non-employee directors of the Company for their service as a director, including for any service on any committee of the Board of Directors. Each Glencore Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board of Directors, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors of which such Glencore Director is a member, if any, in each case to the same extent as the other members of the Board of Directors. The Company shall enter into an indemnification agreement with each Glencore Director, in each case on substantially the same terms as the indemnification agreements the Company has entered into with the other members of the Board of Directors as of the date hereof (including as they may be updated for all members of the Board of Directors from time to time).

h.

Assuming receipt of all required regulatory clearances and the expiration of all required waiting periods under Applicable Law, for so long as Glencore and its Affiliates beneficially own, in the aggregate, voting securities (or securities or notes convertible into voting securities) of the Company at any particular time (and subject in each case to the other provisions of this Agreement), in each case, on an as-converted, fully-diluted basis:

1.	equal to or greater than thirty percent (30%) of the issued and outstanding voting securities of the Company at such time, Glencore Canada shall be entitled to nominate three (3) Glencore Nominees;

2.

equal to or greater than twenty percent (20%) but less than thirty percent (30%) of the issued and outstanding voting securities of the Company at such time, Glencore Canada shall be entitled to nominate two (2) Glencore Nominees; and

3.

equal to or greater than five percent (5%) but less than twenty percent (20%) of the issued and outstanding voting securities of the Company at such time, Glencore Canada shall be entitled to nominate one (1) Glencore Nominee.

i.

If any vacancy occurs on the Board of Directors due to the death, disability, disqualification, resignation or removal of any director who is not a Glencore Director or for any other reason that results in a vacancy in a board seat formerly occupied by a director who is not a Glencore Director, within 30 days after such vacancy arises, the Continuing Independent Directors (as defined below) may resolve in their sole discretion to reduce the size of the Board of Directors. For the avoidance of doubt, in the event that the size of the Board of Directors is reduced pursuant to this Section 1(i), the number of Glencore Nominees to which Glencore Canada shall be entitled to nominate pursuant to this Section 1 shall not be modified.

j.

Glencore Canada’s right to designate Glencore Nominees for election or appointment to the Board of Directors in accordance with this Section 1 shall end on the earlier to occur of (i) Glencore, together with its Affiliates, having ceased to beneficially own, in the aggregate, voting securities (or securities or notes convertible into voting securities) of the Company having voting rights equal to or greater than five percent (5%) of the issued and outstanding voting securities of the Company on an as-converted, fully-diluted basis at the relevant time and (ii) the breach by Glencore of any terms or conditions set forth in Section 3 or Section 7 of this Agreement.

2.	Certain Actions With Respect to the Board of Directors.

a.

For purposes of this Agreement, (i) “Continuing Independent Director” shall mean each of Susan Alban, Jacqueline Dedo, Scott Prochazka, Anthony Tse, Mark Wellings, Diane Pearse and any Unaffiliated Independent Director nominated to the Board of Directors from time to time by the Continuing Independent Directors pursuant to Section 2(b) and (ii) “Unaffiliated Independent Director” shall mean any member of the Board of Directors (A) who is not affiliated or associated with either of the Company or Glencore other than solely by virtue of having been nominated as a director by Glencore pursuant to Section 1, and (B) who is “independent” under the Applicable Independence Requirements, it being understood that each of the Continuing Independent Directors listed by name above shall be deemed an Unaffiliated Independent Director as of the date hereof.

b.

Subject to Section 1(i), in the event that any vacancy occurs on the Board of Directors due to the death, disability, disqualification, resignation or removal of any director who is not a Glencore Director or for any other reason that results in a vacancy in a board seat formerly occupied by a director who is not a Glencore Director, such vacancy shall be filled by the Continuing Independent Directors then remaining in office upon the recommendation of the Company’s Nominating and Governance Committee following customary public company practices.

3.	Limited Agreement to Not Conduct Actual or Creeping Tender Offer or Take-Private. Effective as of the date hereof, Glencore agrees that it and its Affiliates shall not:

a.

unless approved in advance by a special committee composed solely of Continuing Independent Directors, acquire beneficial ownership of additional voting securities of the Company or securities or notes convertible into voting securities of the Company in excess of five percent (5%) of the then outstanding voting securities of the Company, other than (i) pursuant to one or more Permitted Events (as defined in Amendment No. 1 to the Rights Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company), and (ii) pursuant to receipt of beneficial ownership of voting securities of the Company, securities convertible into voting securities of the Company or other equity grants to the Glencore Directors, in each case, as approved in the sole discretion of the Company’s Compensation Committee in accordance with its charter or any requirement to own Common Shares in accordance with any then-applicable Company ownership guidelines. For the avoidance of doubt, no securities acquired by Glencore or its Affiliates pursuant to clauses (i) or (ii) above shall be counted for purposes of the 5% threshold set forth in this Section 3(a).

b.

unless approved in advance by a special committee composed solely of Continuing Independent Directors, enter into any agreement with respect to, or otherwise publicly propose or commit to, any Schedule 13e-3 transaction, other going private transaction, or other acquisition of the remaining voting securities of the Company that are not already beneficially owned by Glencore and its Affiliates (whether by merger, share purchase or otherwise), provided, in any such case, that the consummation of such transaction shall also be subject to a non-waivable condition requiring approval of a majority of the disinterested shareholders of the Company; and

c.

rely or cause the Company to rely on any exemption available to a “Controlled Company” permitting the Company to not comply with otherwise applicable listing standards of any Eligible Market on which Common Shares trade; provided that nothing in the foregoing shall prevent the Company from determining that it shall avail itself of such “Controlled Company” exemption so long as such determination is made by a special committee composed solely of the Continuing Independent Directors.

4.

Termination of Standstill Agreement. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that upon the Closing, the Amended and Restated Standstill Agreement, dated May 31, 2022, among the Company, Glencore Intermediate and Glencore Parent shall hereby be terminated.

5.	Each party represents and warrants to the other parties as follows:

a.

Organization. Such party is an entity duly organized, validly existing and in good standing, to the extent such concept is relevant in the applicable jurisdiction, under the laws of the jurisdiction of its organization.

b.

Authorization: Validity; Enforcement. Such party has the requisite power and authority to execute and deliver this Agreement. The execution, delivery and performance by such party of this Agreement have been duly authorized by all necessary action on behalf of such party. No other proceedings on the part of such party are necessary to authorize the execution, delivery and performance by such party of this Agreement. This Agreement has been duly and validly executed and delivered by such party. Assuming this Agreement has been duly and validly authorized, executed and delivered on behalf of the other parties hereto, this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

c.

No Conflicts. The execution and delivery by such party of this Agreement, and the performance by such party of its obligations under this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such party pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such party is a party or by which such party is bound or to which any of the property or assets of such party is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such party to perform its obligations hereunder; or (ii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such party or any of its properties that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such party to perform its obligations hereunder.

d.

Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by any governmental entity is required on the part of such party in connection with the execution, delivery and performance by such party of this Agreement, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the transactions contemplated by this Agreement.

e.

Accuracy of Representations. Such party understands that the other parties hereto are relying and will rely upon the truth and accuracy of the foregoing representations, warranties, acknowledgments and agreements in connection with the transactions contemplated by this Agreement.

6.

Board Determinations as to Glencore Arrangements. Effective as of the date hereof, Glencore agrees that any decisions regarding the enforcement, amendment, waiver, interpretation, form of interest payment, redemption or other consideration in respect of this Agreement, the Note, the Existing Note, the A&R Notes, any additional notes that may be issued by the Company to Glencore in connection therewith, or any other Transaction Document or that relates to or involves Glencore (including, for the avoidance of doubt, any of its Affiliates) as a shareholder of the Company shall be made only by a majority of the Continuing Independent Directors or a special committee composed solely of the Continuing Independent Directors, and Glencore shall agree to cause the Glencore Directors (whether independent of Glencore or otherwise) to recuse themselves from any meeting, decision or discussion relating to such matters. Glencore shall agree to cause each of the Glencore Directors (whether independent of Glencore or otherwise) not to provide any information related to or that is the subject of the matters set forth or otherwise described in this Section 6 to Glencore (including, for the avoidance of doubt, any of its Affiliates) or any other third party to the extent such information constitutes: (a) materials requested by any director or otherwise provided, distributed or made available to or prepared for or by the Board of Directors; (b) Board of Directors’ resolutions or minutes; (c) information learned via oral or written communications, including e-mail, text message or other informal communication channels; or (d) information otherwise learned in connection with service as a director on the Board of Directors.

7.

Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns; provided that each of the Continuing Independent Directors shall be a third party beneficiary of this Agreement and entitled to enforce it as if he or she were a party hereto.

8.

Cooperation. The parties agree to cooperate in good faith to effect all of the terms of this Agreement. The parties further agree to execute all papers and documents and to take such other actions as may be necessary and proper to fulfill the terms and conditions of this Agreement. For the avoidance of doubt, Glencore hereby agrees, to the extent applicable, to (i) vote all voting securities of the Company held by Glencore (including, for the avoidance of doubt, any of its Affiliates) to fulfill its respective obligations under this Agreement and against any other action, proposal, agreement or transaction that would cause a breach of the Company’s or Glencore’s obligations under this Agreement, (ii) not commit or agree to take any action or proposal (or permit or cause any of their respective Affiliates to commit or agree to take any action or proposal), or take any action (or permit or cause any of their respective Affiliates to take any action) (including, without limitation, taking any action by written consent with respect to any voting securities of the Company or entering into any transaction or agreement) that would result in a breach of, or otherwise violate, any covenant, representation or warranty or any other obligation or agreement of the Company or Glencore under this Agreement, and (iii) not take any action by written consent or otherwise to remove any of the Unaffiliated Independent Directors that is not a Glencore Nominee, except upon the recommendation of at least 75% of the Continuing Independent Directors then in office.

9.

Termination. Except as otherwise provided in Section 1(j), each of the Company and Glencore’s obligations pursuant to this Agreement shall automatically terminate upon Glencore (together with its Affiliates) ceasing to beneficially own, in the aggregate, five percent (5.0)% or more of the voting securities of the Company on an as-converted, fully-diluted basis.

10.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither Glencore nor the Company shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

11.

Incorporation of Terms. The following provisions from the Purchase Agreement shall be apply to this Agreement, mutatis mutandis, as if set forth herein: Section 9(a) (Governing Law; Jurisdiction; Jury Trial), Section 9(b) (Counterparts; Electronic Signatures); Section 9(d) (Severability; Maximum Payment Amounts); Section 9(e) (Entire Agreement; Amendments); Section 9(f) (Notices); Section 9(k) (Construction); and Section 9(l) (Remedies). Notwithstanding anything to the contrary herein, the nomination rights set forth in this Agreement shall supersede the nomination rights in favor of Glencore Intermediate set forth in the Note Purchase Agreement, dated May 5, 2022, between the Company and Glencore Intermediate.

[Signature page follows.]

Please evidence your agreement with the foregoing by executing this Side Letter and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Side Letter]

ACKNOWLEDGED AND AGREED

This ___ day of March, 2024:

GLENCORE PLC

By:
Name:
Title:

GLENCORE LTD.

By:
Name:
Title:

GLENCORE CANADA CORPORATION

By:
Name:
Title:

[Signature Page to Side Letter]